Exhibit 10.15

NON-SOLICITATION AND
CONFIDENTIAL INFORMATION AGREEMENT

THIS NON-SOLICITATION AND CONFIDENTIAL INFORMATION AGREEMENT (this “Agreement”) is made as of March 26, 2026 (the “Effective Date”), by and among

VERNON HANZLIK
(the “Key Person(s)”),

VISITIQ CORP., a Nevada corporation

729 N. Washington Ave., Suite 600

Minneapolis, MN 55401

and

VISITIQ, LLC, a Delaware limited liability company

729 N. Washington Ave., Suite 600

Minneapolis, MN 55401
(collectively with VISITIQ CORP., the “Company”),

and

DECATHLON ALPHA V, L.P., a Delaware limited partnership,
1441 West Ute Boulevard, Suite 240
Park City, UT 84098
(the “Lender”).

Background

Pursuant to that certain Revenue Loan and Security Agreement (the “Loan Agreement”) dated the same date as this Agreement, Lender will advance to Company the Initial Advance. The Loan Agreement requires as a condition to closing that the Key Person enter into a Non-Solicitation and Confidential Information Agreement. Any capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the Loan Agreement.

Agreement

The parties hereby agree as follows:

1.          Company Information. The Key Person agrees that the Key Person will not use or disclose in any manner to any person or entity any Confidential Information of the Company except for the benefit of the Company. The Key Person understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including but not limited to research, product plans, products, services, customer lists and customers (including but not limited to customers of the Company on whom the Key Person called or with whom the Key Person became acquainted), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances, or other business information disclosed to the Key Person by the Company either directly or indirectly in writing, orally or by drawings or observation. The Key Person further understands that Confidential Information does not include any of the foregoing items that were developed independently of his engagement by the Company or were previously known by the Key Person, or has become publicly known and made generally available through no wrongful act of the Key Person or of others who were under no confidentiality obligations as to the item or items involved. The Key Person understands that the Key Person’s obligations under this Section 1 shall terminate concurrently with the termination of this Agreement pursuant to Section 9 hereof.

2.          Former Employer Information; No Breach of Prior Agreements. The Key Person agrees that the Key Person will not improperly use for the benefit of the Company or disclose to the Company any proprietary information or trade secrets of any former employer or other person or entity, and that the Key Person will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any former employer or other person or entity unless consented to in writing by such former employer, person, or entity. The Key Person represents that the Key Person’s performance of the terms of this Agreement and the Key Person’s duties to the Company will not breach any invention assignment, proprietary information, confidentiality, or similar agreement with any former employer or other person or entity by which the Key Person is bound.

3.          Third Party Information. The Key Person recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information, which information may have been provided subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Key Person agrees to hold all such third party confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Key Person’s work for the Company and in a manner consistent with the Company’s agreement with such third party.

4.          Maintenance of Confidentiality. The Key Person agrees that the Key Person will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information, but in no event less than reasonable care. Without limiting the foregoing, the Key Person will take at least those measures that the Key Person takes to protect the Key Person’s own confidential information and will ensure that the Key Person’s employees or other third parties who have access to Confidential Information are aware of the confidentiality restrictions set forth in this Agreement prior to any disclosure of Confidential Information to such parties.

5.          Returning Company Documents. The Key Person agrees that, if the Key Person’s relationship to the Company is terminated for any reason, the Key Person will immediately deliver to the Company (and will not keep in the Key Person’s possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, materials containing Confidential Information, other documents or property, or reproductions of any of the foregoing items developed by the Key Person pursuant to the Key Person’s service to the Company or otherwise belonging to the Company, or its successors, or assigns, except to the extent required by applicable law.

6.          No License. Nothing in this Agreement is intended to grant any rights to the Key Person under any patent, trademark, mask work right or copyright of the Company, nor will this Agreement grant the Key Person any rights in or to Confidential Information except as expressly set forth in this Agreement.

7.          Non-Solicitation. The Key Person agrees that during the term of this Agreement the Key Person will not directly or indirectly, either on behalf of the Key Person or any other person or entity:

7.1.          solicit, induce, recruit or encourage any then current key employees of the Company to leave their employment; or

7.2.          interfere in any manner with the contractual or employment relationship between the Company and any current key employee, customer or supplier of the Company or cause any such customer or supplier to cease doing business with, or reduce the amount of business it does with the Company.

8.          Non-Disparagement. The Key Person agrees that at all times during the term of this Agreement and thereafter, the Key Person will not make any untruthful or disparaging statements, written or oral, about the Company, Lender, or their respective successors, shareholders, directors, officers, members, managers, or employees.

9.          Term. This Agreement will terminate upon the earlier of (a) the full satisfaction of all Obligations of the Company to Lender pursuant to the Loan Agreement, (b) two (2) years after Key Person is no longer employed by the Company, and (c) upon any of the Company’s securities having been approved for listing on a national exchange as such term is defined in the Securities Exchange Act of 1934, as amended.

10.        Specific Enforcement. The Key Person acknowledges that the Company and Lender will be irreparably injured if the provisions of this Agreement are not specifically enforced. If the Key Person commits or, in the reasonable belief of the Company or Lender, threatens to commit a breach of any of the provisions of this Agreement, the Company and/or Lender will have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by the Key Person in connection with any such breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and Lender and that money damages will not provide an adequate remedy therefor. Such injunction will be available without the posting of any bond or other security.

11.        General Provisions.

11.1.        Entire Agreement. This Agreement, including any attached exhibits, constitutes the entire, final and exclusive agreement between the parties with regard to the subject matter hereof, and supersedes all prior written or oral understandings, representations and agreements by or between the parties relating thereto.

11.2.        Governing Law; Venue. This Agreement will be governed by and interpreted under the laws of the state in which the principal office of the Company is located on the Effective Date, without regard to its conflict of laws principles. The parties hereby expressly consent and submit to the exclusive jurisdiction of either the federal or state district courts located in such state.

11.3.        Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.4.        Amendments. No amendments or supplements to this Agreement, including any amended or additional schedules or exhibits, will be binding unless in writing and manually signed by both parties.

11.5.        Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing manually signed by the party against whom enforcement of such waiver is sought. The failure or delay of a party in enforcing its rights under this Agreement will not be deemed a continuing waiver of such right, and the waiver of one breach hereunder will not constitute the waiver of any other or subsequent breach.

11.6.        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under applicable law by a court of competent jurisdiction, such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the scope of any provisions of this Agreement is too broad in scope or long in duration to permit enforcement under applicable law, the court shall limit such provision to the minimum extent required to be enforceable. This Agreement should be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.7.        Assignment. Neither the Company nor the Key Person may assign any of its rights or obligations under this Agreement without Lender’s prior written consent. Lender, upon written notice to the Company and Key Person, may assign any of its rights or obligations under this Agreement in connection with the assignment of the Loan Agreement.

11.8.        Binding Effect; No Third-Party Beneficiaries. This Agreement and the rights and obligations created hereunder will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly set forth in this Agreement, the parties do not intend to confer upon any third party any right, remedy, or claim under or by virtue of this Agreement.

11.9.        Notices. Any notices required or permitted by this Agreement will be in writing and will be effective: (a) when delivered in person; or (b) when properly delivered by Federal Express or another recognized overnight courier. All such notices must be addressed to the party to whom it is directed at the address set forth below or such other address as a party may from time to time designate in writing to the another party at the address set forth on the signature page of this Agreement.

11.10.      Further Assurances. Each party will, upon the reasonable request of another party from time to time, execute and deliver such additional documents and take such other action as may be reasonably necessary to effect the purposes of this Agreement.

11.11.      Expenses; Attorneys’ Fees. The parties will pay all of their own expenses in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, except that in any dispute arising under or relating to this Agreement, the reasonable attorneys’ fees and costs of the party ultimately prevailing in such dispute will be paid by the other party.

11.12.      Interpretation. This Agreement has been cooperatively and mutually drafted and will not be construed or interpreted more strictly against either party.

11.13.     Headings. The headings contained in this Agreement are for the convenience of reference only and will not be considered in any substantive manner.

11.14.     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. This Agreement may be executed and delivered by facsimile or in PDF format via email, and any such signatures will have the same legal effect as manual signatures. If a party delivers its executed copy of this Agreement by facsimile signature or email, such party will promptly execute and deliver to the other party a manually signed original if requested by the other party.

11.15.     Survival. Any provision in this Agreement which by its express terms survive termination will survive any termination or expiration of this Agreement.

[Signature page follows.]

The Company, Lender and the Key Person have caused this Agreement to be duly executed as of the Effective Date.

DECATHLON ALPHA V, L.P.
a Delaware limited partnership

By: Decathlon Alpha GP V, LLC
Its: General Partner

By:	/s/ Wayne Cantwell
Name: Wayne Cantwell
Title: Managing Director

VISITIQ CORP.,
a Nevada corporation

By:	/s/ Vernon Hanzlik
Vernon Hanzlik

VISITIQ, LLC,
a Delaware limited liability company

By:	/s/ Vernon Hanzlik
Vernon Hanzlik

KEY PERSON

Signature:	/s/ Vernon Hanzlik

Name:	Vernon Hanzlik

Address:

[Signature Page to Non-Solicitation & Confidential Information Agreement]